CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of our report dated March 13, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Adecoagro S.A.’s Form 6-K dated March 16, 2026.

/s/ PRICE WATERHOUSE & CO. S.R.L.
/s/ (Partner)
Eduardo Alfredo Loiácono

Buenos Aires, Argentina.
March 18, 2026.